EXHIBIT 10.84

LEASE AGREEMENT
FOR BUILDING NO. 3 OF THE NOKIA DALLAS BUILDINGS

Lease

THE COMMONS OF LAS COLINAS
BUILDING III
IRVING, TEXAS

Between

NOKIA INC.
a Delaware corporation
(Tenant)

and

CARRAMERICA REALTY, L.P.,
a Delaware limited partnership
(Landlord)

GROSS RENT FORM

6.	USE OF PREMISES		12

7.	GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.		13

8.	WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.		13

	A.	Waiver of Claims.	13

	B.	Indemnification.	13

	C.	Tenant’s Insurance.	13

	D.	Insurance Certificates.	14

	E.	Landlord’s Insurance.	14

9.	FIRE AND OTHER CASUALTY		15

	A.	Termination.	15

	B.	Restoration.	15

10.	EMINENT DOMAIN.		15

11.	RIGHTS RESERVED TO LANDLORD.		15

	A.	Signs.	15

	B.	Window Treatments.	15

	C.	Keys	16

	D.	Access	16

	E.	Preparation for Reoccupancy	16

	F.	Heavy Articles	16

	G.	Show Premises	16

	H.	(Intentionally Deleted)	16

	I.	Use of Lockbox	16

	J.	Repairs and Alterations	16

	K.	Landlord’s Agents	17

	L.	Building Services.	17

	M.	Other Actions.	17

12.	TENANT’S DEFAULT		17

	A.	Rent Default.	17

	B.	Other Performance Default.	17

	C.	Credit Default.	17

13.	LANDLORD REMEDIES		17

	A.	Termination of Lease or Possession.	17

	B.	Lease Termination Damages.	17

	C.	Possession Termination Damages.	18

	D.	(Intentionally Deleted)	18

	E.	Landlord’s Remedies Cumulative.	18

	F.	WAIVER OF TRIAL BY JURY.	18

	G.	Litigation Costs.	18

	H.	Reletting	18

14.	SURRENDER.		19

15.	HOLDOVER.		19

16.	SUBORDINATION TO GROUND LEASES AND MORTGAGES		19

	A.	Subordination	19

	B.	Termination of Ground Lease or Foreclosure of Mortgage	19

	C.	Security Deposit	20

	D.	Notice and Right to Cure	20

	E.	Definitions.	20

17.	ASSIGNMENT AND SUBLEASE		20

	A.	In General.	20

	B.	Landlord’s Consent.	20

	C.	Procedure.	21

	D.	Change of Management or Ownership.	21

	E.	Excess Payments.	21

	F.	Related Entity.	21

18.	CONVEYANCE BY LANDLORD		21

19.	ESTOPPEL CERTIFICATE		21

20.	(Intentionally Deleted).		22

21.	FORCE MAJEURE		22

22.	LANDLORD’S DEFAULT		22

23.	NOTICES		22

	A.	Landlord.	22

	B.	Tenant.	22

24.	QUIET POSSESSION		23

25.	REAL ESTATE BROKER		23

26.	MISCELLANEOUS		23

	A.	Successors and Assigns.	23

	B.	Date Payments Are Due.	23

	C.	Meaning of “Landlord”, “Re-Entry”, “including” and “Affiliate”.	23

	D.	Time of the Essence.	23

	E.	No Option.	23

	F.	Severability.	23

	G.	Governing Law.	23

	H.	Lease Modification.	24

	I.	No Oral Modification.	24

	J.	Landlord’s Right to Cure.	24

	K.	Captions.	24

	L.	Authority.	24

	M.	Landlord’s Enforcement of Remedies.	24

	N.	Entire Agreement.	24

	O.	Landlord’s Title.	24

	P.	Light and Air Rights.	24

	Q.	Singular and Plural.	24

	R.	Recording by Tenant.	24

	S.	Exclusivity.	24

	T.	No Construction Against Drafting Party.	24

	U.	Survival.	24

	V.	Rent Not Based on Income.	24

	W.	Building Manager and Service Providers.	25

	X.	Late Charge and Interest on Late Payments.	25

27.	UNRELATED BUSINESS INCOME		25

28.	HAZARDOUS SUBSTANCES		25

29.	EXCULPATION		25

30.	WAIVER OF CONSUMER RIGHTS		25

31.	MUNICIPAL INCENTIVES.	26

32.	SECURITY SYSTEMS	26

33.	ACQUISITION OF ADJACENT PROPERTY	26

34.	SIGNAGE	26

35.	AMENITIES	26

36.	ADDRESS OF BUILDING	27

37.	LEASEHOLD TITLE POLICY	27

38.	CONFIDENTIALITY	27

39.	NO CONSEQUENTIAL DAMAGES	27

40.	NAME OF PROJECT	27

41.	SEPARATE TAX PARCELS	27

42.	MAINTENANCE OF PROJECT	27

43.	RIGHT OF FIRST REFUSAL	27

44.	LETTER OF CREDIT	27

APPENDIX A—PLAN OF THE PREMISES
APPENDIX A-1—LEGAL DESCRIPTION OF PROJECT
APPENDIX B—RULES AND REGULATIONS
APPENDIX C—WORK AGREEMENT
APPENDIX D—MORTGAGES CURRENTLY AFFECTING THE PROJECT
APPENDIX E—COMMENCEMENT DATE CONFIRMATION
APPENDIX F—EXTENSION OPTION
APPENDIX G—EXPANSION OPTION
APPENDIX H—JANITORIAL OPTION
APPENDIX I—ROSEWOOD PROPERTY
APPENDIX J—POLICIES, RULES AND PROCEDURES FOR CONSTRUCTION WORK
APPENDIX K—FORM OF LETTER OF CREDIT

DEFINED TERMS

Additional Rent	Lease, Section 2A(4)
Base Building Architect	Work Agreement, Paragraph 3
Base Building Engineers	Work Agreement, Paragraph 3
Base Building Plans	Work Agreement, Paragraph 3
Base Building Work	Work Agreement, Paragraph 2
Base Operating Costs	Work Agreement, Paragraph 7
Base Rent	Lease, Schedule, No. 13, Page 1
Building	Lease, Preamble, Page 1
C&W	Work Agreement, Paragraph 7
Cap Amount	Lease, Section 2A(2)
Capital Reserve Amount	Lease, Section 2C(1)
Completion Date	Work Agreement, Paragraph 10A
Controllable Operating Cost Share Rent	Lease, Section 2A(2)
Controllable Operating Costs	Lease, Section 2A(2)
Electrical Cost Report	Lease, Section 2B(3)
Electrical Costs	Lease, Section 2A(3)
Electrical Cost Share Rent	Lease, Section 2A(3)
Equitable Adjustment	Lease, Section 2C(1)
Excess Operating Costs	Lease, Section 2A(2)
Expense Stop	Lease, Schedule, No. 12, Page 1
Fiscal Year	Lease, Section 2C(5)
Force Majeure	Lease, Section 21
General Contractor	Work Agreement, Paragraph 7
Governmental Requirements	Lease, Section 5A(3)
Hazardous Substances	Lease, Section 28
Improvements Allowance	Work Agreement, Paragraph 8
Inquiry	Lease, Section 43
Land	Lease, Preamble, Page 1
Landlord	Lease, Preamble, Page 1
Landlord’s Work	Work Agreement, Paragraph 7
Lease	Lease, Preamble, Page 1
Lease Year	Lease, Section 2C(4)
Leasehold Architect	Work Agreement, Paragraph 3
Leasehold Cost	Work Agreement, Paragraph 7
Leasehold Engineers	Work Agreement, Paragraph 3
Leasehold Plans	Work Agreement, Paragraph 5
Leasehold Subcontractors	Work Agreement, Paragraph 7
Leasehold Work	Work Agreement, Paragraph 2
Long Lead Item	Work Agreement, Paragraph 10C
Market Rate	Appendix F, Paragraph A
Non-Controllable Operating Costs	Lease, Section 2A(2)
Operating Costs	Lease, Section 2C(1)
Operating Cost Report	Lease, Section 2B(2)
Operating Cost Share Rent	Lease, Section 2A(2)
Penalty Date	Work Agreement, Paragraph 15
Preliminary Base Building Specifications	Work Agreement, Paragraph 3A
Premises	Lease, Preamble, Page 1
Prime Rate	Lease, Section 5B
Project	Lease, Preamble, Page 1
Project Plans	Work Agreement, Paragraph 2
Projected Completion Date	Work Agreement, Paragraph 15
RCS	Lease, Section 5F

Renewal Term	Appendix F
Rent	Lease, Section 2A(5)
Rent Tax	Lease, Section 2C(3)
Rosewood Property	Lease, Section 33
Schedule	Lease, Page 1
Secured Areas	Lease, Section 11D
Security Allowance	Lease, Section 32 and Work Agreement, Paragraph 18
Sign Allowance	Lease, Section 34 and Work Agreement, Paragraph 17
Site Work	Work Agreement, Paragraph 2
Site Work Plans	Work Agreement, Paragraph 3E
Space Plan Allowance	Work Agreement, Paragraph 16
Taxes	Lease, Section 2C(3)
Tenant	Lease, Schedule, No. 6, Page 1
Tenant’s Authorized Representative	Work Agreement, Paragraph 1
Tenant’s Leasehold Expenses	Work Agreement, Paragraph 7
Tenant Delay	Work Agreement, Paragraph 10B
Tenant Installations	Work Agreement, Paragraph 11
Tenant’s Proportionate Share	Lease, Schedule, No. 4, Page 1
Termination Date	Lease, Schedule, No. 10, Page 1
Term	Lease, Schedule, No. 10, Page 1
Trade Fixtures	Lease, Section 5A
Work	Lease, Section 5A

LEASE

THIS LEASE (the “Lease”) is made as of this 17th day of July, 1998 between CarrAmerica Realty, L.P., a Delaware limited partnership (the “Landlord”) and the Tenant as named in the Schedule below. The term “Project” means the three (3) building complex including Building III (the “Building”) known as “The Commons of Las Colinas” and the land (the “Land”) located along Connection Drive and S.H. 114, Irving, Texas described on Appendix A-1. “Premises” means that part of the Project leased to Tenant described in the Schedule and outlined on Appendix A.

The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.	Tenant: NOKIA INC.

2.	Premises: Shown on the Plans

3.	Rentable Square Feet of the Premises: 150,982, subject to final verification upon completion of the Building

4.
Tenant’s Proportionate Share:  27.45% based upon a total of 550,000 rentable square feet in the Project, subject to verification upon completion of the Building by each of Tenant’s and Landlord’s architect pursuant to Paragraph 15 of the Work Agreement attached hereto as Appendix C).

5.	Security Deposit: None.

6.	Tenant’s Real Estate Broker for this Lease: Cushman & Wakefield of Texas, Inc.

7.	Landlord’s Real Estate Broker for this Lease: None.

8.	Tenant Improvements, if any: See the Work Agreement attached hereto as Appendix C.

9.
Commencement Date:  June 30, 1999, but if the Premises are subject to new construction pursuant to Appendix C, the Completion Date, as defined therein, if it is later; Landlord and Tenant shall execute a Commencement Date Confirmation substantially in the form of Appendix E promptly following the Commencement Date which shall, among other matters, conclusively establish the square footage of the Premises and the Building.

10.
Termination Date/Term:  Ten (10) years after the Commencement Date, or if the Commencement Date is not the first day of a month, then on the last day of the month in which the tenth (10th) anniversary of the Commencement Date occurred.

11.	Guarantor: None

12.	Expense Stop: $6.00/rentable square feet.

13.	Base Rent: *

Period	Annual Base Rent	Monthly Base Rent
Years 1-5	$24.24/square foot	$304,984
Years 6-10	$25.74/square foot	$323,856

*	subject to increase pursuant to the terms of the Work Agreement (Appendix C).

1.  LEASE AGREEMENT.    On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

2.  RENT.

A.  Types of Rent.    Tenant shall pay the following Rent in the form of a check to Landlord at the following address (if the address or wire transfer information is not available at the time of execution of this Lease, Landlord shall subsequently provide them to Tenant by notice sent in accordance with this Lease):

CarrAmerica Realty, L.P.
t/a Commons of Las Colinas
P.O. Box
Atlanta, GA 30384-

or by wire transfer as follows:

NationsBank, N.A. (South)
ABA Number 061-000-052
Account Number

or in such other manner as Landlord may notify Tenant reasonably in advance of the applicable payment due date:

(1)  Base Rent in monthly installments in advance, the first monthly installment payable upon the Commencement Date and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

(2)  Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the excess of Operating Costs for the applicable fiscal year of the Lease (the “Excess Operating Costs”) over the product of the Expense Stop times the Rentable Square Feet of the Premises (the “Base Operating Costs”), paid monthly in advance in an estimated amount. Definitions of Operating Costs and Tenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D.

The Controllable Operating Cost Share Rent (defined below) applicable to the second fiscal year of the Lease shall be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs during the second fiscal year, or (ii) the sum of Tenant’s Proportionate Share of Controllable Operating Costs for the first fiscal year, plus 4% (such sum is the “Cap Amount”).

The Controllable Operating Cost Share Rent applicable to each fiscal year thereafter shall be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs during the applicable fiscal year, or (ii) the sum of the Cap Amount for the immediately preceding fiscal year, plus 4%.

“Controllable Operating Cost Share Rent” shall be an amount equal to Tenant’s Proportionate Share of Controllable Operating Costs. “Controllable Operating Costs” means all Operating Costs other than costs related to Taxes (as defined below) insurance, collectively bargained union wages, electricity and other utilities (herein, “Non-Controllable Operating Costs”). There shall be no cap on Non-Controllable Operating Costs.

Assume, for example, Controllable Operating Cost Share Rent for the first fiscal year of $100.00. In the second fiscal year, Controllable Operating Cost Share Rent would be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs for the second fiscal year, or (ii) $104.00 ($100.00 plus 4%, which would be the Cap Amount). In the third year, Controllable Operating Cost Share Rent would be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs for the third fiscal year, or (ii) $108.16 ($104.00 plus 4%, which becomes the Cap Amount for the following year).

(3)  Electrical Cost Share Rent in an amount equal to the sum of (a) all electricity used by the Premises; plus (b) Tenant’s Proportionate Share of all electricity used by the Project (“Electrical Costs”). Electrical Costs exclude any electricity charges attributable to any tenantable areas (i.e., those areas either leased or being held for lease by Landlord) and any charges paid directly by Tenant to the electric utility company pursuant to a contract between such parties. Such amount shall be payable monthly in advance in an estimated amount. The method of billing and payment of Electrical Cost Share Rent is set forth in Sections 2B and 2D.

(4)  Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent and Electrical Cost Share Rent, but including any interest for late payment of any item of Rent.

(5)  Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Electrical Cost Share Rent and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

B.  Payment of Operating Cost Share Rent and Electrical Cost Share Rent.

(1)  Payment of Estimated Operating Cost Share Rent and Electrical Cost Share Rent.    Landlord shall estimate the Operating Costs and Electrical Costs (please see clause A.(4) above for limits on definition of Electrical Costs and clause B.(4) below for “true-up” provisions) of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project.

Within thirty (30) days after receiving the original or revised estimate from Landlord setting forth (a) an estimate of Operating Costs for a particular fiscal year, (b) the Base Operating Costs, and (c) the resulting estimate of Excess Operating Costs for such fiscal year, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of the estimated Excess Operating Costs, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

Within thirty (30) days after receiving the original or revised estimate setting forth an estimate of Tenant’s Proportionate Share of Electrical Costs for a particular fiscal year, Tenant shall pay Landlord one-twelfth (1/12th) of the estimated Tenant’s Proportionate Share of Electrical Costs, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of payment, including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of such estimate, until a new estimate becomes available.

(2)  Correction of Operating Cost Share Rent.    Landlord shall deliver to Tenant a report for the previous fiscal year (the “Operating Cost Report”) by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs incurred, (b) the Base Operating Costs, (c) the amount of Operating Cost Share Rent due from Tenant, and (d) the amount of Operating Cost Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Operating Cost Share Rent next coming due and, if such excess has not been fully applied within six (6) months, then against other Rent, next becoming due. Notwithstanding the foregoing, all sums owed by Landlord to Tenant pursuant to the preceding sentence shall be fully applied or paid prior to the end of the calendar year in which such overpayment occurs. If this Lease has been terminated prior to such determination, such excess will be promptly paid to Tenant.

(3)  Correction of Electrical Cost Share Rent.    Landlord shall deliver to Tenant a report for the previous fiscal year (the “Electrical Cost Report”) by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Electrical Costs, (b) the amount of Electrical Cost Share Rent due from Tenant, and (c) the amount of Electrical Cost Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply any excess as a credit against Tenant’s payments of Electrical Cost Share Rent next coming due and, if such excess has not been fully applied within six (6) months, then against other Rent next coming due. Notwithstanding the foregoing, all sums owed by Landlord to Tenant pursuant to the preceding sentence shall be fully applied or paid prior to the end of the calendar year in which such overpayment occurs. If this Lease has been terminated prior to such determination, such excess will be promptly paid to Tenant.

C.  Definitions.

(1)  Included Operating Costs.    “Operating Costs” means any expenses, costs and disbursements of any kind other than Electrical Costs, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease and Taxes (as defined below). Operating Costs shall also include an annual capital reserve equal to the product of $0.15 times the Rentable Square Feet of the Premises (the “Capital Reserve Amount”).

If the Project is not fully occupied during any portion of any fiscal year, Landlord may adjust in a manner equitable to Tenant and the other tenants in the Project (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

(2)  Excluded Operating Costs.    Operating Costs shall not include:

(a)  costs of alterations of tenant premises;

(b)  costs of capital improvements other than the Capital Reserve Amount;

(c)  interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(d)  real estate brokers’ leasing commissions;

(e)  legal fees, space planner fees and advertising expenses incurred with regard to leasing the Project or portions thereof;

(f)  any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

(g)  the cost of any service furnished to any office tenant of the Project which Landlord does not make available to Tenant;

(h)  depreciation;

(i)  franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;

(j)  costs of correcting defects in construction of the Project(as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Project in light of their specifications);

(k)  legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements;

(l)  the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Project;

(m)  fines, penalties and interest;

(n)  any ground lease rental;

(o)  depreciation, amortization and interest payments (except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party) where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with GAAP, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

(p)  costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project;

(q)  overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(r)  any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or in the parking garage of the Project and/or all fees paid to any parking facility operator (on or off site) (provided, however, if Landlord provides such parking free of charge to Tenant, these expenses may be included as Operating Costs);

(s)  advertising and promotional expenditures;

(t)  electric power costs for which any tenant directly contracts with the local public service company;

(u)  tax penalties to the extent incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due;

(v)  costs arising from the presence of asbestos in or about the Project; and

(w)  costs arising from Landlord’s charitable or political contributions.

(x)  any expense associated with the initial construction or maintenance of other portions of the Project, until such other portions of the Project are occupied by tenants paying rent and operating expenses to Landlord.

(3)  Taxes.    “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments (other than special assessments made by taxing authorities for roads, sewers or similar improvements related to a “business park”), transit taxes, ad valorem taxes, and any tax which may in the future be levied on the rents hereunder or on the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all reasonable fees and other reasonable costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Landlord agrees to use all commercially reasonable efforts to insure that Taxes do not exceed the amount per rentable square foot of comparable buildings within The Commons of Las Colinas area. If Landlord elects not to protest Taxes, Tenant may deliver written notice to Landlord requesting that Landlord protest Taxes. If Landlord fails to file such protest within thirty (30) days following Landlord’s receipt of Tenant’s notice then Tenant may, at Tenant’s cost, file such protest on Landlord’s behalf and with Landlord’s cooperation, but such cooperation will not obligate Landlord to incur any tax protest costs. If Tenant files such protest and Taxes are increased from that proposed prior to such protest, Tenant must promptly pay to Landlord an amount equal to the increased Taxes for the current and all future years, all as calculated in a manner reasonably acceptable to Landlord.

For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made.

Taxes shall exclude any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

(4)  Lease Year.    “Lease Year” means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(5)  Fiscal Year.    “Fiscal Year” means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

D.  Computation of Base Rent and Rent Adjustments.

(1)  Prorations.    If this Lease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent, Electrical Cost Share Rent, shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the fiscal year, Operating Cost Share Rent and Electrical Cost Share Rent, shall be prorated for the applicable fiscal year.

(2)  Default Interest.    Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the lesser of the maximum rate permitted by applicable law or the then Prime Rate (as hereinafter defined) plus five percent (5%) per annum.

(3)  Rent Adjustments.    The square footage of the Premises and the Building set forth in the Commencement Date Confirmation, when executed will be conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building. If any Operating Cost paid in one fiscal year relates to more than one fiscal year, Landlord may proportionately allocate such Operating Cost among the related fiscal years.

(4)  Books and Records.    Landlord shall maintain books and records reflecting the Operating Costs, Taxes and Electrical Cost in accordance with sound accounting and management practices. Tenant and its certified public accountant shall have the right to inspect Landlord’s records at Landlord’s office upon at least seventy-two (72) hours’ prior notice during normal business hours during (a) the eighteen (18) months following the respective delivery of the Operating Cost Report or the Electrical Cost Report relating to the first two (2) Lease Years or (b) six (6) months following the respective delivery of the Operating Cost Report or the Electrical Cost Report relating to subsequent Lease Years. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building. Unless Tenant sends to Landlord any written exception to either such report within the said eighteen (18) months or six (6) months period (as the case may be), such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall select and cause an independent certified public accountant, reasonably acceptable to Tenant, with at least ten (10) years of experience in auditing the books and records of commercial office projects to issue a final and conclusive resolution of Tenant’s exception. The cost of such certification shall be borne equally by Tenant and Landlord.

(5)  Miscellaneous.    So long as Tenant is in default of any monetary obligation under this Lease after the expiration of any applicable cure period, Tenant shall not be entitled to any refund of any amount from Landlord but when such default is cured Tenant will receive such refund. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Electrical Cost Rent, either party shall pay the full amount due to the other within thirty (30) days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent or Electrical Cost Rent, without payment of interest.

3.  PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

A.  Condition of Premises.    Landlord shall, at Landlord’s expense, cause the Premises to be completed in a good and workman-like manner in accordance with the terms and provisions of the Work Agreement attached as Appendix C.

B.  Tenant’s Possession.    Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that the Premises was in good order, repair and condition, except for punch list items, if any, identified by Tenant to Landlord by written notice delivered to Landlord no later than 30 days following substantial completion of the Initial Improvements and, for a period of two (2) years following the Commencement Date or the period any applicable warranty is in effect, whichever is later, any latent defects in the Premises. If Landlord authorizes Tenant to take possession of any part of the Premises prior to the Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre-Term possession, including Base Rent at the rate set forth for the First Lease Year in the Schedule prorated for any partial month.

C.  Maintenance.    Throughout the Term, Tenant shall maintain the Premises in their condition as of the Completion Date, loss or damage caused by the elements, ordinary wear, and fire and other casualty excepted, and at the termination of this Lease, or Tenant’s right to possession, Tenant shall return the Premises to Landlord in broom-clean condition. To the extent Tenant fails to perform either obligation, Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the cost thereof.

D.  Landlord Certification.    Landlord hereby certifies to Tenant that as of the Commencement Date the Base Building Work will have been designed and built to (1) comply with then applicable Governmental Requirements and then current customary interpretations of any applicable disability access laws (assuming customary office use and not any particular use of Tenant). Landlord shall be responsible for any corrective work arising from the Texas statutory requirement to have an inspection of the Premises and Building one (1) year after completion of construction, pursuant to Texas Civil Statutes, Article 9102 et. seq., with respect to the Base Building Work and the Leasehold Work resulting from Landlord’s failure to perform same pursuant to the plans and specifications for the Leasehold Work. Tenant shall be responsible for preparing the plans and specifications for the Leasehold Work in compliance with applicable Governmental Requirements. In the event the Leasehold Work does not comply with applicable Governmental Requirements as a result of such plans and specifications not being in such compliance, then Tenant shall bear the cost of any such corrective work. If during the Term of this Lease, any change in Governmental Requirements requires retrofit work in the Premises to maintain compliance, Tenant shall bear the cost of such work.

Landlord hereby further certifies to Tenant that the Premises will be free of any latent defects for a period of two (2) years following the Commencement Date or the period any applicable warranty is in effect, whichever is later.

4.  PROJECT SERVICES.

Landlord shall, at Landlord’s cost and expense (subject to Paragraph 2 hereof), furnish services as follows:

A.  Heating and Air Conditioning.    During the normal business hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday, Landlord shall furnish (i) air conditioning within the limits and ranges set forth on the Plans and the work letter, and (ii) heat within the limits and ranges set forth on the Plans and the work letter. Landlord’s obligations hereunder shall be diminished to the extent that Tenant adversely affects the temperature maintained by the heating and air conditioning system by operating its equipment. If Tenant installs such equipment, Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof. See paragraph below for after hours HVAC provisions.

Landlord shall furnish heating and air conditioning after business hours if Tenant provides Landlord reasonable prior notice, and pays Landlord all then current charges for such additional heating or air conditioning. The charges for after hours HVAC service will be no greater than the actual cost per hour per floor charged to Landlord by the local utility company for such service.

B.  Elevators.    Landlord shall provide passenger elevator service during normal business hours to Tenant in common with Landlord and all other tenants. Landlord shall provide limited passenger service at other times, except in case of an emergency. Landlord shall, at no cost to Tenant, provide freight access at such times as Tenant shall reasonably require, and subject to such restrictions, as Landlord may reasonably require.

C.  Electricity.    Landlord shall provide sufficient electricity to accommodate Tenant ‘s requirements for the Premises as indicated by the Leasehold Engineers pursuant to Paragraph 2 of the Work Agreement. The Building has been designed with the electrical capacity set forth in the Plans, which shall provide up to 8 watts per rentable square foot of demand load at the electrical panel in each floor of the Premises (exclusive of power required for heating, air conditioning and lighting). Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery which would exceed the electrical capacity provided in the Base Building

Work without obtaining the prior written consent of Landlord. Tenant shall pay the Electrical Cost Share Rent set forth in Section 2A(3) above.

Tenant shall have the right, at Tenant’s expense, at any time during the term of this Lease to contract directly with the local electric utility company or to install emergency power equipment. Tenant shall be responsible for the repair of any damage to the Premises caused by the installation or maintenance of such equipment. The cost of furnishing electricity to the Building, to the extent not represented by Tenant’s directly contracting with such local utility company, shall be included within the Electrical Costs as defined in Section 2 above.

D.  Water.    Landlord shall furnish hot and cold tap water for drinking and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall not permit water to be wasted.

E.  Janitorial Service.    Landlord shall furnish janitorial service as generally provided to other tenants in the Building and in accordance with the standards set forth on Appendix H. In the event Tenant determines that such janitorial service is unsatisfactory, in Tenant’s reasonable judgment, Tenant shall deliver written notice to Landlord specifying in detail the manner in which such service is deemed deficient. If the deficiencies are not, in Tenant’s reasonable judgment, substantially corrected during the next succeeding sixty (60) days, then Tenant may deliver a further notice directing Landlord to terminate the contract for the applicable contractor providing such service to the Premises, subject to and in accordance with the termination provisions of such contract. Landlord shall cause such janitorial service contract that Tenant has the right to cause the termination of pursuant hereto to be terminable on not more than sixty (60) days prior notice. If Tenant delivers such notice of termination, Landlord shall terminate such contract. Promptly thereafter, Landlord shall enter into a new contract for the janitorial service with a contractor mutually agreeable to Landlord and Tenant.

The foregoing, notwithstanding Tenant shall have the right, upon no less than ninety (90) days prior written notice to Landlord, to elect not to receive the janitorial services provided by Landlord and to provide such services itself with respect to the Premises. If Tenant elects to provide such cleaning services to the Premises (i) such change shall be implemented upon expiration of Landlord’s then current cleaning contract for the Premises, such cleaning contract to have a term not in excess of one (1) year, (ii) Tenant shall comply with reasonable procedures established by Landlord with respect to Tenant’s cleaning activities, including security procedures, (iii) Tenant shall perform such cleaning services with personnel employed by Tenant or its affiliates, and not an unrelated third party contractor, and (iv) the costs of the nighttime cleaning contract shall no longer be an Operating Cost, such adjustment to be applied from and after the date on which Tenant assumes such responsibility for cleaning the Premises (such adjustment to be pro-rated for the year in which Tenant assumes such responsibility).

F.  Security Service.    Landlord shall provide security service for the Building consistent with that of comparable office buildings in the vicinity, with no warranty or liability, except for Landlord’s gross negligence or willful misconduct, respecting the effectiveness of the service.

G.  Parking.    Landlord shall grant and provide certain parking rights to Tenant as described below:

Tenant shall have the right to use at no cost to Tenant up to four hundred (400) parking spaces in a decked parking structure to be built by Landlord having a facade and landscaping similar to the planned garage in the Project and one hundred four (104) surface parking spaces. The parking area allocated to Tenant in such structure shall be separated from the other parking areas at The Commons of Las Colinas project by a wall to be constructed by Landlord. Tenant’s surface parking shall also be separated from the surface parking areas available to other tenants in the Project.

H.  Access.    Tenant shall have access to the Premises at all times during the Term of this Lease.

I.  Interruption of Services.    If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the same promptly. Landlord’s inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building shall not render Landlord liable for damages, except for Landlord’s gross negligence or willful misconduct, to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. However, in the event that an interruption of the Project services set forth in this Section 4 causes the Premises to be untenantable for a period of at least ten (10) consecutive days (or, as to air conditioning service during the months of June to August, five (5) consecutive days), monthly Rent shall be thereafter abated proportionately. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business operations in performing any repairs, renovations, redecoration or rehabilitation pursuant to this Lease.

5.  ALTERATIONS AND REPAIRS.

A.  Landlord’s Consent and Conditions.

Tenant shall not make any improvements or alterations to the Premises (the “Work”) without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord’s prior written consent (such consent not to be unreasonably withheld) unless (a) the cost thereof is less than $25,000, (b) such Work does not impact the base structural components or, in Landlord’s reasonable opinion, adversely affects the mechanical, electrical or plumbing systems of the Building, (c) such Work will not materially adversely impact any other tenant’s premises, and (d) such Work does not involve changes to the exterior appearance of the Premises. Tenant shall, except as to the Initial Improvements, pay Landlord’s reasonable out-of-pocket costs incurred for review of the plans and all other items submitted by Tenant. Landlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) materially impacts the base structural components or, in Landlord’s reasonable opinion, adversely affects systems of the Building, (b) materially adversely impacts any other tenant’s premises, or (c) involves material changes to the exterior appearance of the Premises. The Work does not include merely decorative alterations such as painting, carpeting, floor covering, furniture movement, cabling and computer and telephone installation to the extent same do not impact base structural systems or, in Landlord’s reasonable opinion, adversely affect the systems of the Building.

Tenant, shall except as to the Initial Improvements, reimburse Landlord for reasonable out-of-pocket costs incurred for review of the plans and all other items submitted by Tenant. Tenant shall pay for the cost of all Work. All Work shall become the property of Landlord upon its installation, except for Tenant’s Trade Fixtures and for items which Landlord requires Tenant to remove at Tenant’s cost at the termination of the Lease pursuant to Section 3E. As used herein, “Trade Fixtures” shall mean any equipment or furnishings customarily considered in a technology-based business office or in the telecommunications industry generally to be the property of the tenant, including in particular any built-in computer equipment, video conferencing facilities, audiovisual facilities, any other built-in communications equipment, and antenna or satellite equipment installed on the roof or elsewhere, and any special climate control equipment installed to protect file servers (except to the extent removal of same would adversely affect the Building systems) or other telecommunications equipment, but excluding any millwork or hardware not heretofore specified.

The following requirements shall apply to all Work:

(1)  Prior to commencement, Tenant shall furnish to Landlord building permits, and certificates of insurance reasonably satisfactory to Landlord.

(2)  Tenant shall perform all Work so as to maintain cooperation among other contractors serving the Project and shall take all reasonable measures so as to avoid interference with other work to be performed or services to be rendered in the Project.

(3)  The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations (“Governmental Requirements”).

(4)  Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(5)  Tenant shall perform all Work in compliance with Landlord’s “Policies, Rules and Procedures for Construction Projects” in effect at the time the Work is performed (a copy of which is attached hereto as Appendix J and made a part hereof).

(6)  Tenant shall permit Landlord to supervise all Work. Landlord may charge a supervisory fee not to exceed five percent (5%) of labor, material, and all other costs of the Work, if Landlord’s employees or contractors perform the Work. The foregoing does not apply to Work which does not require Landlord’s prior consent nor to the Initial Improvements.

(7)  Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord’s “Policies, Rules and Procedures for Construction Projects”.

B.  Damage to Systems.    If any part of the mechanical, electrical or other systems in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement and, if Landlord fails to do so, Tenant may pursue its self-help and offset rights under Section 22 below. Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant’s fixtures and personal property, in good order, condition and repair; to the extent Tenant fails to do so (after expiration of all applicable notice and cure periods), Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the mis-use or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.

C.  No Liens.    Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within thirty (30) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such thirty (30) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim using reasonable efforts by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements (after expiration of all applicable notice and cure periods), Landlord may discharge the lien or claim, and the amount paid, as well as reasonable attorney’s fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

D.  Ownership of Improvements.    All Work as defined in this Section 5, partitions, hardware, equipment, machinery and all other improvements and all fixtures except Trade Fixtures, constructed in the Premises by either Landlord or Tenant, (i) shall, except as set forth in Section 5E below, become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (ii) shall, except as set forth in Subsection 5E below, be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant’s right to possession.

E.  Removal at Termination.    Upon the termination of this Lease or Tenant’s right of possession Tenant shall remove (and repair any damage caused by such removal) from the Project, its Trade Fixtures, telecommunications and computer equipment, furniture, moveable equipment and other personal property, together with any other non-standard office installations designated by Landlord at the time of Tenant’s installation (e.g., stairwells, safes, etc.). Any standard office installations (i.e., walls, attached bookcases, attached credenzas, built-in reception desks, etc.) attached to the Premises must remain in the Premises. Tenant shall not be required to remove any cabling or wiring located within the risers and raceways used for such telecommunications and computer equipment. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

F.  Rooftop Communications Systems.    Tenant may at its sole cost install, maintain, and from time to time replace a communications systems (a “RCS”) on the roof of the Building, provided that Tenant shall obtain Landlord’s prior reasonable approval of the proposed size, weight and location of the RCS and method for installing the RCS on the roof, and that Tenant will at its sole cost comply with all Governmental Requirements and the conditions of any bond or warranty maintained by Landlord on the roof. Landlord may supervise any roof penetration. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the RCS. The RCS shall remain the property of Tenant, and Tenant may remove the RCS at its cost at any time during the Term. Tenant shall remove the RCS at its cost upon expiration or termination of the Lease. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the RCS. Tenant shall have the right to install and maintain other equipment on the roof of the Building, subject to Landlord’s aesthetic and structural guidelines.

G.  Conduits.    Except as set forth herein, Tenant has the right to use existing or construct, at Tenant’s cost, new conduits into and through the Building and the right, at its cost, to install cables, equipment and other related telecommunications facilities required for Tenant’s network into and through the Building, subject to Landlord’s approval, not to be unreasonably withheld. Landlord shall construct as part of the Base Building Work set forth in the Work Agreement an underground conduit connecting the Project and the adjacent property commonly known as “Nokia House” having dimensions specified by Tenant [provided, however, that Tenant shall reimburse Landlord for the cost of such conduit in excess of Thirty Thousand Dollars ($30,000.00)].

6.  USE OF PREMISES.    Tenant shall use the Premises only for general office purposes and any other office-related uses typical or ancillary to technology-based businesses, as long as such uses are permitted by applicable zoning regulations. Tenant shall not allow any hazardous use of the Premises which will increase the cost of coverage of Landlord’s insurance on the Project. The Project is currently zoned to permit office use and Landlord agrees not to change the zoning to prohibit such use. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises (other than commonly used janitorial supplies and supplies customarily used in the operation of business offices). Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other Tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises.

7.  GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.    Tenant shall comply with all Governmental Requirements applying to its use of the Premises. Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord. The present rules and regulations are contained in Appendix B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly and in a non-discriminatory manner with respect to Tenant and tenants in the Building under leases containing rules and regulations similar to this Lease. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and such other rules as Landlord may reasonably require. In the event of any conflict, inconsistency or ambiguity between the terms of this Lease and the terms of Appendix B, the terms of this Lease shall govern and control.

Landlord shall construct and operate the Project in accordance with environmentally sound management principles, including the principles of the International Chamber of Commerce Business Charter on Sustainable Development.

8.  WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

A.  Waiver of Claims.    To the extent permitted by law, Tenant waives any claims it may have against Landlord or its officers, directors, employees or agents for business interruption or damage to property sustained by Tenant as the result of any act or omission of Landlord to the extent covered by insurance or to the extent same could have been covered by insurance to the extent such party failed to maintain the insurance described below.

To the extent permitted by law, Landlord waives any claims it may have against Tenant or its officers, directors, employees or agents for loss of rents (other than Rent) or damage to property sustained by Landlord as the result of any act or omission of Tenant to the extent covered by insurance or to the extent same could have been covered by insurance to the extent such party failed to maintain the insurance described below.

Landlord and Tenant mutually waive all rights of subrogation.

The terms and provisions of this Section 8A shall survive the termination of this Lease.

B.  Indemnification.    Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from the use of the Premises or from any other act or omission or negligence of Tenant or any of Tenant’s employees or agents. Tenant’s obligations under this section shall survive the termination of this Lease.

Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against any claim by any third party for damage to person or Premises or from any other act or omission or negligence of Landlord or any of Landlord’s employees or agents. Landlord’s obligations under this section shall survive the termination of this Lease.

C.  Tenant’s Insurance.    Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1)  Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

(2)  Property Insurance against “All Risks” of physical loss covering the replacement cost of all improvements, fixtures and personal property. Tenant waives all rights of subrogation, and Tenant’s property insurance shall include a waiver of subrogation in favor of Landlord.

(3)  (Unless Tenant elects to self-insure this risk or otherwise comply with applicable law in this subject matter), Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents and may be under a blanket policy as long as the Premises and Landlord are specifically listed therein in a manner reasonably acceptable to Landlord.

Landlord, and if any, Landlord’s building manager or agent and ground lessor shall be named as additional insureds as respects to insurance required of the Tenant in Section 8C(1). The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a A.M. Best rating of A VI or better.

Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1)  Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

(2)  Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant’s contractor’s insurance policies.

D.  Insurance Certificates.    Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

E.  Landlord’s Insurance.    Landlord shall maintain “All-Risk” property insurance at replacement cost, including loss of rents, on the Building, and Commercial General Liability insurance policies covering the common areas of the Building, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project. With respect to property insurance, Landlord and Tenant mutually waive all rights of subrogation, and the respective “All-Risk” coverage property insurance policies carried by Landlord and Tenant shall contain enforceable waiver of subrogation endorsements.

9.  FIRE AND OTHER CASUALTY.

A.  Termination.    If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect qualified, competent and experienced in performing this function, to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods. If the time needed exceeds twelve (12) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s certificate. The termination shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the space which has been untenantable after the casualty.

B.  Restoration.    If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to current Governmental Requirements. Tenant shall replace its damaged improvements, personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable. Any subordination, non-disturbance and attornment agreement subsequently entered into with Tenant shall require the application of insurance proceeds to restoration of the Premises and the Building.

10.  EMINENT DOMAIN.    If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. As used herein, “substantial portion” shall mean a taking of more than forty percent (40%) of the Land or more than thirty percent (30%) of the rentable area of the remainder of the Project. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord. Tenant may pursue a separate award for its trade fixtures and moving expenses in connection with the taking, but only if such recovery does not reduce the award payable to Landlord. Notwithstanding the foregoing, if applicable law prohibits Tenant from pursuing such separate award, then Tenant may make a claim for its Trade Fixtures and moving expenses in conjunction with Landlord’s claim so long as Landlord and Tenant can readily identify and separate their respective portions of the award granted under such combined claim. All obligations accrued to the date of the taking shall be performed by each party.

11.  RIGHTS RESERVED TO LANDLORD.

Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

A.  Signs.    To install and maintain any signs on the exterior and in the interior of the Building, and to approve, at its sole discretion, prior to installation, any of Tenant’s signs in the Premises visible from the common areas or the exterior of the Building; provided, however, as long as Tenant occupies at least 100,000 square feet in the Building, Tenant will have the exclusive right to place its name and corporate logo on the Building at a mutually agreeable location. The Plans will include specifications for the location and design of Tenant’s signage. Landlord agrees to diligently pursue, at Tenant’s cost, all reasonable avenues to obtain maximum signage rights from all applicable governmental authorities.

B.  Window Treatments.    To approve, at its discretion (except as otherwise set forth in Paragraph 7), prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

C.  Keys.    Subject to subparagraph D below, to retain and use at any time passkeys to enter the Premises or any door within the Premises. Subject to subparagraph D below, Tenant shall not alter or add any lock or bolt.

D.  Access.    To have access to inspect the Premises (subject to 24 hours advance authorization except in cases of emergency), and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease upon reasonable prior notice to Tenant, during normal business hours and with minimal interference with Tenant’s business operations. A representative of Tenant may, at Tenant’s option, be present during any such access. If Tenant complies with all of the requirements set forth in this Section, Tenant may provide its own locks to an area or areas within the Premises (the “Secured Areas”). At least ten (10) days prior to the creation of any Secured Area, Tenant shall notify Landlord of the exact location of such Secured Area and the name of the representative of Tenant to be contacted and the manner of contact to avoid a forcible entry. Tenant need not furnish Landlord with keys to the Secured Areas. Upon the termination of this Lease, Tenant shall surrender all keys to Landlord. Landlord shall have no obligation to provide janitorial service to the Secured Areas. If Landlord determines in its reasonable discretion that a suspected fire or flood or other emergency in the Building requires Landlord to gain access to any Secured Area, Landlord may forcibly enter. Landlord shall make a reasonable effort to contact Tenant to secure access, but Landlord shall not be obligated to contact Tenant.

E.  Preparation for Reoccupancy.    To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time following Tenant’s default (after the expiration of any applicable notice and cure period and Landlord’s exercise of its right to terminate this Lease or Tenant’s possession), without relieving Tenant of any obligation to pay Rent.

F.  Heavy Articles.    To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk. The Building has been designed with the floor load capacity referred to on the Plans.

G.  Show Premises.    To show the Premises to prospective purchasers, tenants (only during the last 6 months of the Term), brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not unreasonably interfere with Tenant’s use of the Premises. Tenant may, at Tenant’s option, have a representative present during any such showing.

H.  Relocation of Tenant.    [Intentionally Deleted].

I.  Use of Lockbox.    To designate a lockbox collection agent for collections of amounts due Landlord. The date of payment of Rent or other sums shall be the date Rent is deposited in such lockbox. However, if Tenant is in default and this Lease has been terminated Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within 21 days after such receipt or collection a check equal to the amount sent by Tenant.

J.  Repairs and Alterations.    To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building provided that any such repairs do not unreasonably interfere with Tenant’s use of the Premises. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way. Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations in the course of performing such work.

K.  Landlord’s Agents.    If Tenant is in default under this Lease, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

L.  Building Services.    To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

M.  Other Actions.    To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building.

12.  TENANT’S DEFAULT.

Any of the following shall constitute a default by Tenant:

A.  Rent Default.    Tenant fails to pay any Rent when due, and such failure continues for five (5) days following the date of Landlord’s written notice to Tenant;

B.  Other Performance Default.    Tenant fails to perform any other obligation to Landlord under this Lease, and such failure continues for thirty (30) days after written notice from Landlord, except that if Tenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended to one hundred twenty (120) days, or such lesser period as is reasonably necessary to complete the cure;

C.  Credit Default.    One of the following credit defaults occurs:

(1)  Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty days or results in the entry of an order for relief against Tenant which is not fully stayed within ninety (90) days after entry;

(2)  Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(3)  Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest and Tenant fails to have same removed within ninety (90) days.

13.  LANDLORD REMEDIES.

A.  Termination of Lease or Possession.    If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant. If Landlord desires to terminate this Lease as to any non-monetary default, Landlord agrees that notice of termination as to any non-monetary default will only be effective if Tenant fails to cure same within three (3) days following the date of Landlord’s notice.

B.  Lease Termination Damages.    If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account reletting expenses and market concessions, both discounted to present value at the prime rate per annum then published as such in The Wall Street Journal or, if not in existence, such other newspaper having a national circulation (the “Prime Rate”).

C.  Possession Termination Damages.    If Landlord terminates Tenant’s right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

D.  Intentionally Deleted.

E.  Landlord’s Remedies Cumulative.    All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

F.  WAIVER OF TRIAL BY JURY.    EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN DALLAS COUNTY, TEXAS, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

G.  Litigation Costs.    Tenant shall pay Landlord’s reasonable attorneys’ fees and other costs in enforcing this Lease, whether or not suit is filed. In the event of any litigation concerning this Lease, the non-prevailing party will reimburse the prevailing party’s reasonable attorneys’ fees, reasonable disbursements and court costs.

H.  Reletting.    Tenant acknowledges that Landlord has entered into this Lease in reliance upon, among other matters, Tenant’s agreement and continuing obligation to pay all Rent due throughout the Term. As a result, Tenant hereby knowingly and voluntarily waives, after advice of competent counsel, any duty of Landlord (and any affirmative defense based upon such duty) following any default to relet the Premises or otherwise mitigate Landlord’s damages arising from such default. If such waiver is not effective under then applicable law or Landlord otherwise elects, at Landlord’s sole option, to attempt to relet all or any part of the Premises, Tenant agrees that Landlord has no obligation to: (i) relet the Premises prior to leasing any other space within the Building; (ii) relet the Premises (A) at a rental rate or otherwise on terms below market, as then determined by Landlord in its sole discretion; (B) to any entity not satisfying Landlord’s then standard financial credit risk criteria; (C) for a use (1) not consistent with Tenant’s use prior to default; (2) which would violate then applicable law or any restrictive covenant or other lease affecting the Building; (3) which would impose a greater burden upon the Building’s parking, HVAC or other facilities; and/or (4) which would involve any use of Hazardous Substances; (iii) divide the Premises, install new demising walls or otherwise reconfigure the Premises to make same more marketable; (iv) pay any leasing or other commissions arising from such reletting, unless Tenant unconditionally delivers Landlord, in good and sufficient funds, the full amount thereof in advance; (v) pay, and/or grant any allowance for, tenant finish or other costs associated with any new lease, even though same may be amortized over the applicable lease term, unless Tenant unconditionally delivers Landlord, in good and sufficient funds, the full amount thereof in advance; and/or (vi) relet the Premises, if to do so, Landlord would be required to alter other portions of the Building, make ADA-type modifications or otherwise install or replace any sprinkler, security, safety, HVAC or other Building operating systems. Tenant further acknowledges that if Tenant, notwithstanding Tenant’s waiver above, raises Landlord’s mitigation as an affirmative defense to a claim made by Landlord prior to any actual reentry of the Premises by Landlord then, in such event, Tenant will be deemed to have automatically waived, and released and discharged Landlord from and against, any and all other claims and defenses to the payment of Rent.

14.  SURRENDER.    Upon termination of this Lease or Tenant’s right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and casualty damage excepted. If Landlord requires Tenant to remove any alterations, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation. In the event that Tenant does not exercise its option to renew the Term of this Lease as set forth in Appendix F, then Tenant shall restore the first floor lobby of the Premises to the original design thereof prepared by Landlord, if and to the extent Tenant has modified the lobby from such original design. Such restoration shall be made at Tenant’s cost and expense.

15.  HOLDOVER.    If Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay all of Base Rent, Operating Cost Share Rent and Tax Share Rent at one hundred thirty-five percent (135%) of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession, as liquidated damages for Tenant’s holdover. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

16.  SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A.  Subordination.    This Lease shall be subordinate to any future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant. There are no existing mortgages or ground leases affecting the Project. As a condition to Tenant’s agreement to subordinate Tenant’s interest in this Lease to any future mortgage or ground lease, the mortgagee or ground lessor, as applicable, must deliver to Tenant a non-disturbance agreement reasonably acceptable to Tenant, providing that so long as Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, Tenant may remain in possession of the Premises under the terms of this Lease, even if the ground lessor should terminate the ground lease or if the mortgagee or its successor should acquire Landlord’s title to the Project.

B.  Termination of Ground Lease or Foreclosure of Mortgage.    If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

C.  Security Deposit.    Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant, if any, only to the extent the security deposit is received by such ground lessor or mortgagee.

D.  Notice and Right to Cure.    The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in Appendix D to this Lease (as the same may be amended from time to time by written notice to Tenant). Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Appendix or in any later notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

E.  Definitions.    As used in this Section 16, “mortgage” shall include “deed of trust” and/or “trust deed” and “mortgagee” shall include “beneficiary” and/or “trustee”, “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

17.  ASSIGNMENT AND SUBLEASE.

A.  In General.    Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment, subletting or transfer under this Section 17 or otherwise. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord’s attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s prior written consent shall be void. Except in the case of an assignment permitted under Section 17F below, if Tenant shall assign this Lease or sublet the Premises in its entirety any rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein.

B.  Landlord’s Consent.    Landlord will not unreasonably withhold or delay its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in monetary default or material non-monetary default under this Lease after the expiration of all applicable cure periods, (ii) the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord is then actively involved in negotiations as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, or (v) the proposed assignee or subtenant is a government entity. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

C.  Procedure.    Tenant shall notify Landlord of any proposed assignment or sublease at least ten (10) business days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form reasonably satisfactory to Landlord at least five (5) business days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form reasonably satisfactory to Landlord at least five (5) business days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord (and if Landlord requests such attornment, Landlord must recognize such subtenant) under the terms of the sublease in the event this Lease terminates before the sublease expires.

D.  Change of Management or Ownership.    Any direct or indirect change in 50% or more of the ownership interest in Tenant shall constitute an assignment of this Lease.

E.  Excess Payments.    If Tenant shall assign this Lease or sublet any part of the Premises, except under Clause F. below, for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, less any actual out-of-pocket costs incurred by Tenant, and payable to non-affiliated third parties, in connection therewith (i.e., brokerage commissions, tenant finish costs, legal fees, advertising costs, work allowances, free rent and marketing expenses, all of which must be amortized over the applicable lease term), then Tenant shall pay to Landlord as Additional Rent seventy percent (70%) of any such excess immediately upon receipt.

F.  Related Entity.    If Landlord has not elected to terminate this Lease or Tenant’s right to possession in accordance with Section 13 of this Lease following a default by Tenant, Tenant may assign this Lease to (i) an entity into which Tenant is merged or consolidated or to an entity to which substantially all of Tenant’s assets are transferred through a public offering on a recognized exchange, or (ii) any entity controlling, controlled by or under common control with a Tenant, without first obtaining Landlord’s written consent, if Tenant notifies Landlord at least ten (10) business days prior to the proposed transaction, providing information reasonably satisfactory to Landlord in order to determine the relationship with Tenant. Nokia, Inc. or, if applicable, its successor by merger, consolidation, public offering or otherwise, will at all times remain primarily liable under this Lease, as amended from time to time, following any such transfer.

18.  CONVEYANCE BY LANDLORD.    If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer (as long as Landlord’s successor assumes such liability), except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19.  ESTOPPEL CERTIFICATE.    Each party shall, as soon as reasonably practical but in no event beyond twenty (20) days of receiving a request from the other party accompanied by the form of certificate requested together with all proposed exhibits or schedules attached, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent, Tax Share Rent and Electrical Cost Share Rent estimates, the status of any improvements required to be completed by

Landlord, the amount of any security deposit, and such other matters as may be reasonably requested.

20.  SECURITY DEPOSIT.    [Intentionally Deleted.]

21.  FORCE MAJEURE.    Neither party shall be in default under this Lease to the extent such party is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of such party (“Force Majeure”). This paragraph does not, however, apply to any monetary obligations under this Lease, including Tenant’s obligation to pay Rent and insure the Premises or Landlord’s obligations under Section 8E of this Lease.

22.  LANDLORD’S DEFAULT.    If Landlord fails to perform its obligations under this Lease and such failure continues for a period of thirty (30) days following the date of Tenant’s written notice to Landlord specifying such default (or such longer period as may be reasonably necessary to cure such default, as long as Landlord continues to exercise reasonable efforts to cure same) then in such event Tenant may perform same. In such event Landlord will reimburse Tenant for all third party costs actually incurred by Tenant to cure such default and, if Landlord fails to pay same within thirty (30) days following the date of Tenant’s notice specifying such costs and including copies of all relevant invoices therefor, then Tenant may offset same against Rent next becoming due thereafter, but in no event will the amount of any offset in any month exceed ten percent (10%) of the amount otherwise due to Landlord for such month. In no event, however, will Tenant have any right to terminate this Lease for any default by Landlord. Tenant may act sooner in the event of an emergency involving imminent risk of death, personal injury and property damage as long as Tenant has first taken reasonable measures to notify Landlord, and, once the emergency has come under control, permits Landlord to control any remaining corrective measures.

23.  NOTICES.    All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered or sent by legible facsimile (with answer back confirmation) as follows:

A.  Landlord.    To Landlord as follows:

CarrAmerica Realty, L.P.
c/o CarrAmerica Realty Corporation
14901 Quorum Drive, Suite 100
Dallas, Texas 75240
Attn: William H. Vanderstraaten
Facsimile: (972) 404-2201

with a copy to:

CarrAmerica Realty Corporation
1850 K Street, N.W., Suite 500
Washington, D.C. 20006
Attn: Lease Administration
Facsimile: (202) 729-1120

or to such other person at such other address as Landlord may designate by notice to Tenant.

B.  Tenant.    To Tenant as follows:

Nokia Inc.
6000 Connection Drive
Irving, Texas 75039
Attn: Facility Manager
Facsimile: (972) 894-5005

with a copy to:

Nokia Inc.
6000 Connection Drive
Irving, Texas 75039
Attn: Chief Legal Officer
Facsimile: (972) 894-5811

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the date of first attempted delivery. Notices sent by facsimile shall be deemed given on the date of transmission with confirmed answer back.

24.  QUIET POSSESSION.    Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through Landlord.

25.  REAL ESTATE BROKER.    Each party represents to the other that such party has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Landlord agrees to pay any commissions owed to the brokers identified in such Schedule pursuant to a separate written agreement with such brokers. Each party shall indemnify and defend the other against any claims by any other broker or third party for any payment of any kind in connection with this Lease attributable to the acts of such party.

26.  MISCELLANEOUS.

A.  Successors and Assigns.    Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B.  Date Payments Are Due.    Except for Base Rent, estimated payments of Additional Rent and other payments to be made by Tenant under this Lease which are due upon demand, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within thirty (30) days of Tenant’s receipt of Landlord’s statement.

C.  Meaning of “Landlord”, “Re-Entry, “including” and “Affiliate”.    The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D.  Time of the Essence.    Time is of the essence of each provision of this Lease.

E.  No Option.    This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F.  Severability.    The unenforceability of any provision of this Lease shall not affect any other provision.

G.  Governing Law.    This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

H.  Lease Modification.    Tenant agrees to modify this Lease in any way reasonably requested by a mortgagee which does not cause increased expense or obligation to Tenant or otherwise adversely affect Tenant’s interests under this Lease.

I.  No Oral Modification.    No modification of this Lease shall be effective unless it is a written modification signed by both parties.

J.  Landlord’s Right to Cure.    If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord immediately begins to cure the breach and diligently pursues such cure to its completion. Landlord may cure any default by Tenant; any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

K.  Captions.    The captions used in this Lease shall have no effect on the construction of this Lease.

L.  Authority.    Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

M.  Landlord’s Enforcement of Remedies.    Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

N.  Entire Agreement.    This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

O.  Landlord’s Title.    Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

P.  Light and Air Rights.    Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

Q.  Singular and Plural.    Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

R.  Recording by Tenant.    Neither party shall record this Lease or any portion thereof in any public records. However, Tenant shall have the right to record a memorandum of this Lease in a form approved by Landlord in the appropriate public records of Dallas County, Texas.

S.  Exclusivity.    Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

T.  No Construction Against Drafting Party.    The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

U.  Survival.    All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

V.  Rent Not Based on Income.    No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

W.  Building Manager and Service Providers.    Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

X.  Late Charge and Interest on Late Payments.    Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease when same becomes due and payable, then Tenant shall pay a late charge equal to two percent (2%) of the amount due if not paid by the due date, or, if not paid within five (5) business days following written notice, then five percent (5%) of the amount due. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent made after five (5) business days from the date due at the rate provided in Section 2D(2) from the date due until paid. Such late charge and interest shall constitute additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

27.  UNRELATED BUSINESS INCOME.    If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides and is otherwise in form reasonably acceptable to Tenant.

28.  HAZARDOUS SUBSTANCES.    Landlord certifies to Tenant that, to Landlord’s current actual knowledge, there are no Hazardous Substances located at the Project, except as disclosed in that certain environmental report dated July 18, 1997 prepared by Mission GeoSciences, Inc. (a copy of which has heretofore been delivered to Tenant) or Hazardous Substances customarily used in the operation of comparable office buildings (e.g., janitorial supplies). Landlord will remove or cause to be removed any Hazardous Substances which are found on the Premises, the Project or the Land. Tenant shall not be responsible for the cost of such removal unless Tenant caused such Hazardous Substances to be present on the Premises, the Project or the Land, as the case may be. Landlord will indemnify and hold Tenant harmless from and against any damages or expenses incurred by Tenant as a result of the presence of such Hazardous Substances not caused by Tenant. Landlord shall take all measures, consistent with those taken by the owners of other office buildings similar and within proximity to the Project, to prohibit other tenants from disposing of Hazardous Substances. Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. Tenant has no responsibility for any Hazardous Substances brought upon, produced, stored, used, discharged or disposed of in or near the Project, except by Tenant or its employees, agents and affiliates. “Hazardous Substances” include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. If any governmental agency shall require testing for Hazardous Substances in the Premises or if any lender shall do so based upon verifiable evidence of Hazardous Substance contamination caused by Tenant, Tenant shall pay for such testing.

29.  EXCULPATION.    Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project and shall not extend to any other property or assets of the Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder.

30.  WAIVER OF CONSUMER RIGHTS.    EACH PARTY ACKNOWLEDGES THAT IT IS A “BUSINESS CONSUMER” FOR PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, BUT SHOULD SUCH DETERMINATION BE HELD OTHERWISE BY A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION THE FOLLOWING SHALL APPLY: EACH PARTY WAIVES ALL OF ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT,

SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF EACH PARTY’S OWN SELECTION, SUCH PARTY VOLUNTARILY CONSENTS TO THE FOREGOING WAIVER.

31.  MUNICIPAL INCENTIVES.    Landlord shall reasonably cooperate with Tenant in connection with any renegotiation or transfer of any tax or other forms of concessions which have been granted to Tenant by the City of Irving, Texas. Tenant shall reimburse Landlord for any out-of-pocket costs and expenses incurred by Landlord in connection therewith, including Landlord’s reasonable attorney’s fees.

32.  SECURITY SYSTEMS.    Landlord shall install two (2) card key or similar systems within the Project as part of the Base Building Work (one for the Building and one for the parking garage within the Project) which will permit Tenant’s employees to have access to certain areas within Buildings I and II of The Commons of Las Colinas (including the fitness center and eating facilities to be constructed therein) all as shown on Appendix A attached hereto and made a part hereof, but which system will not permit other occupants of said Buildings I and II access to the Project. Landlord’s share of the cost of installing such systems shall not exceed Fifty Thousand and No/100 Dollars ($50,000.00) (the “Security Allowance”). The portion of the cost in excess of the Security Allowance, if any, shall be borne by Tenant.

33.  ACQUISITION OF ADJACENT PROPERTY.    Upon receipt of written request therefor from Tenant, Landlord shall use commercially reasonable efforts to acquire or enter into an option (effective for the Term of this Lease) to acquire the property (the “Rosewood Property”) set forth on Appendix I attached hereto and made a part hereof. In the event that Landlord acquires the Rosewood Property, Landlord shall grant Tenant an exclusive option to acquire the Rosewood Property at any time during the Term of this Lease at a cost equal to the Residual Value (as defined below) together with any then-unamortized costs incurred by Landlord in acquiring the Rosewood Property. If Landlord is unable either to acquire the Rosewood Property or to enter into the aforesaid option to acquire same on or before the first anniversary of the Commencement Date through the use of commercially reasonable efforts, then Landlord shall have no further obligation to undertake any efforts with regard to acquisition of the Rosewood Property.

Commencing on the first anniversary of the date of Landlord’s acquisition of the Rosewood Property and on each anniversary date thereafter, Tenant shall pay to Landlord the sum of (i) ten percent (10%) of the cost of acquiring the Rosewood Property (up to the product of $7.00 times the number of square feet contained therein), (ii) any amounts above the Residual Value amortized fully over a period of ten (10) years at an interest rate of eight percent (8%) and (iii) all expenses incurred by Landlord in connection with the ownership of the Rosewood Property (including, without limitation, title insurance premiums, property taxes and landscape maintenance costs).

34.  SIGNAGE.    Landlord shall provide the maximum amount of exterior signage on the Building and monument signage on State Highway 114 and Connection Drive permitted by applicable law. Tenant’s name shall be exclusively shown on all such signage except for the signs at the Royal Lane entrance to The Commons of Las Colinas and the signs identifying Buildings I and II thereof. Landlord’s share of the cost of providing such signage shall not exceed Seventy Five Thousand and No/100 Dollars ($75,000.00) (the “Sign Allowance”). The portion of the cost in excess of the Sign Allowance, if any, shall be borne by Tenant.

35.  AMENITIES.    Tenant shall have access to The Commons Cafe at no cost to Tenant. Tenant shall have access to the Fitness Center at a cost to be determined by Landlord which shall represent Tenant’s proportionate share of the costs of operation without profit or markup. The Fitness Center shall be available only to employees of Tenant, other individuals doing business in the Premises who are either employed by Tenant elsewhere or are employees of Tenant’s affiliates and the other tenants within The Commons of Las Colinas.

36.  ADDRESS OF BUILDING.    Landlord will use reasonable efforts to cause the address of the Building to be designated as being on Connection Drive. Tenant shall reasonably cooperate with Landlord in such efforts.

37.  LEASEHOLD TITLE POLICY.    Tenant shall have the right to obtain, at Tenant’s cost, a policy of title insurance insuring Tenant’s leasehold interest in the Premises. Landlord shall reasonably cooperate with Tenant in obtaining such policy, provided, however, that Landlord shall not be obligated to incur any expense in connection therewith.

38.  CONFIDENTIALITY.    Landlord and Tenant each agree that prior to disclosing any information contained in this Lease or publicizing it in any way (except for disclosures to attorney’s, accountants, architects, brokers, consultants, construction lenders, investors and the like on a “need to know” basis), it will secure the prior written consent of the other party (which consent will not be unreasonably withheld or delayed).

39.  NO CONSEQUENTIAL DAMAGES.    Neither party shall have the right to seek consequential damages against the other with respect to any breach of such party’s obligations under this Lease.

40.  NAME OF PROJECT.    Landlord agrees that during the Term of this Lease, Landlord shall not change the name of the Project to a name which includes the name of any of the following companies: Alcatel, Ericsson, Motorola, Nextel, Nortel, Philips, Qualcomm, Samsung, Siemens, and Sony.

41.  SEPARATE TAX PARCELS.    Landlord shall use reasonable efforts to cause the land and improvements associated with each of the three (3) buildings comprising the Project to be designated as separate tax parcels by the pertinent taxing authorities.

42.  MAINTENANCE OF PROJECT.    Landlord shall have no obligation to fund the entire Capital Reserve Amount by any date during the Term. However, Landlord agrees that the Project shall be operated and maintained in a first-class manner and condition during the Term and shall expend portions of the Capital Reserve Amount from time to time during the Term in order to comply with such obligations.

43.  RIGHT OF FIRST REFUSAL.

If during the first one hundred twenty (120) days following the date of full execution of this Lease, Landlord receives telephone inquiry or a request for proposal (an “Inquiry”) to lease space in the Project from any third party, Landlord shall notify Tenant and Tenant’s designated representatives at Cushman & Wakefield of Texas, Inc. by facsimile or courier (“Landlord’s Notice”) of the material terms upon which Landlord is willing to lease such space to such third party including rental rate, term, finish work (or construction allowance). Tenant shall have a period of three (3) business days from the date of receipt of Landlord’s Notice to notify Landlord in writing of Tenant’s intent to lease or not to lease such space (“Tenant’s Notice”). If the Inquiry from the third party is made in terms of leasing a range of rentable area, then Tenant shall be required to lease the maximum area expressed in such range (the “ROFR-1 Space”). If Landlord receives Tenant’s Notice within such three (3) business day period of Tenant’s election to lease the ROFR Space, it shall be leased to Tenant for the rental specified in Landlord’s Notice with Landlord providing the finish work or paying the construction allowance, if any, as set forth in Landlord’s Notice. If Landlord does not receive Tenant’s Notice within such three (3) business-day period, of if Landlord receives Tenant’s Notice and Tenant declines therein to lease the ROFR-1 Space, then Landlord shall be free to lease the ROFR-1 Space or any portion thereof to such third party.

If after the one hundred twentieth (120th) day following the date of full execution of this Lease, Landlord receives an Inquiry to lease space in the Project directly (or through a broker who has disclosed the identity of its client to Landlord) from any of the companies listed in Paragraph 40 hereof (the “Competitors”), Landlord shall deliver Landlord’s Notice to Tenant. Tenant shall have a period of ten (10) days from the date of receipt of Landlord’s Notice to deliver Tenant’s Notice. If the Inquiry from the Competitor is made in terms of a range of leasing a range of space, then Tenant shall be required to lease the maximum area expressed in such range (the “ROFR-2 Space”). If Landlord receives Tenant’s Notice within such ten (10) day period of Tenant’s election to lease the ROFR-2 Space, it shall be leased to Tenant for the rental specified in Landlord’s Notice with Landlord providing the finish work or paying the construction allowance, if any, as set forth in Landlord’s Notice. If Landlord does not receive Tenant’s Notice within such ten (10) day period, or if Landlord receives Tenant’s Notice and Tenant declines therein to lease the ROFR-2 Space, then Landlord shall be free to lease the ROFR-2 Space or any portion thereof to such Competitor, but if negotiations with such Competitor cease for more than four (4) consecutive months or if negotiations with such Competitor are terminated, this Right of First Refusal would revive, requiring a Landlord Notice to Tenant of any further Inquiry from a Competitor. Landlord shall not be obligated to offer any space to Tenant under this paragraph or be subject to the limitations herein contained if Tenant is in default of its obligations under this Lease. The rights granted to Tenant hereunder shall terminate if Tenant assigns its interest in this Lease or subleases any portion of the Premises. Such rights shall also terminate upon the first date on which at least eighty percent (80%) of the net rentable area of the Project is leased.

44.  LETTER OF CREDIT.

Upon execution of this Lease, Tenant agrees to furnish and maintain in effect during the Term an irrevocable standby letter of credit in the amount of $7,500,000 in the form, containing the provisions, and issued by the bank, set forth on Appendix K, as security for Tenant’s obligations hereunder. The initial letter of credit will be for a period of 6-12 months. At least thirty (30) days before such letter of credit is scheduled to expire, Tenant shall use reasonable efforts to substitute a guaranty of this Lease made by Tenant’s Finnish parent company in form mutually agreeable to Landlord and Tenant. In the event that such efforts are unsuccessful, Tenant shall replace such initial letter of credit with a new letter of credit on the same terms as the original letter of credit.

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:
CARRAMERICA REALTY, L.P.,
a Delaware limited partnership
By:	CARRAMERICA REALTY GP HOLDINGS, INC.,
its general partner
By:	/S/ PHILIP L. HAWKINS
Print Name:	Philip L. Hawkins
Print Title:	Managing Director

TENANT:
NOKIA INC.,
a Delaware corporation
By:	/S/ JOE W. PITTS III
Print Name:	Joe W. Pitts III
Print Title:	V.P. & Chief Legal Officer